EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (as amended by Post-Effective Amendment No. 1) of our report dated March 1, 2007 relating to the consolidated financial statements, the financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in American International Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under “Experts” included in the Prospectus, which forms a part of this Registration Statement.

PricewaterhouseCoopers LLP New York, New York December 18, 2007